Filed pursuant to Rule 424(b)(3)
Prospectus                                       Registration No. 333-53431


                     CULLIGAN WATER TECHNOLOGIES, INC.

                       687,639 SHARES OF COMMON STOCK


      This Prospectus relates to the offering from time to time of up to 687,639 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), by certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered hereby was issued as consideration to the Selling Stockholders in connection with the Company's acquisition by the Company of all of the capital stock of, or other ownership interests in, Southern Ohio Water Treatment Systems, Inc.--Middletown, Southern Ohio Water Treatment Systems, Inc.--Springfield, Southern Ohio Water Treatment Systems, Inc.--Zanesville, Culligan Water Conditioning of Cleveland, Inc., 224 V.C. Inc., Southern Ohio Water Treatment Systems, Inc, Central Ohio Water Treatment Systems, Inc, a sole proprietorship doing business as Culligan Water Conditioning of Lancaster, OH and a partnership doing business as Culligan Water Conditioning of Richmond, IN and the real property and improvements thereon used in the businesses located in Middletown, OH, the merger of a subsidiary of the Company with and into Winokur Water Conditioning, Inc. and the real property and improvements thereon used in the businesses located in Bethel, Connecticut, South Windsor, Connecticut, and West Warwick, Rhode Island by Richard M. Winokur, Trustee of the Winokur Water Trust, and the acquisition by a subsidiary of the Company of the stock of Colorado Water Technologies, Inc., a Colorado corporation, doing business as Mile Hi Culligan (collectively, the "Acquired Companies"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

      The Selling Stockholders directly, or through agents or dealers designated from time to time, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered hereby will be the purchase price thereof less the aggregate agents' or dealers' commissions and discounts, if any, and other expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses in connection with the filing of the Registration Statement (as hereinafter defined) with the Securities and Exchange Commission. See "Plan of Distribution."

      The Selling Stockholders and any dealers or agents that participate with any Selling Stockholder in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit from the resale of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of information regarding indemnification arrangements.

      The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "CUL." The last reported sale price of the Common Stock on the NYSE on May 27, 1998 was $56-3/8 per share.

                           --------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------


                The date of this Prospectus is May 28, 1998




                             TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................3

GENERAL..................................................................4

USE OF PROCEEDS..........................................................5

SELLING STOCKHOLDERS.....................................................5

PLAN OF DISTRIBUTION.....................................................8

LEGAL MATTERS............................................................9

EXPERTS..................................................................9


                           AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has furnished and intends to furnish reports to its stockholders, which will include financial statements audited by its independent certified public accountants, and such other reports as it may determine to furnish or as required by law, including Sections 13(a) and 15(d) of the Exchange Act. Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10009. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

            The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Common Stock offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents have been filed with the Commission and are incorporated herein by reference:

            (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (as amended on Form 10-K/A dated May 15, 1998);

            (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997, July 31, 1997 and October 31, 1997 (in the case of the Quarterly Report for the quarter ended October 31, 1997, as amended on Form 10-Q/A dated May 15, 1998);

            (3) Definitive Proxy Statement in Schedule 14A dated May 14,
1997;

            (4) The description of the Common Stock contained in the Company's Registration Statement on Form S-1, filed on December 15, 1995 (File No. 333- 99236), including any amendment or report filed for the purpose of updating such information.

            (5) The description of the rights associated with the Common Stock included in the Company's Registration Statement on Form 8-A, filed with the Commission on September 16, 1996 (File No. 1-14104), including any amendment or report filed for the purpose of updating such information;

            (6) The Company's Registration Statement on Form S-3 (File No. 333-12069); and

            (7) The Company's reports on Form 8-K dated February 14, 1997, August 13, 1997, September 8, 1997, October 22, 1997, November 21, 1997,
December 12, 1997 (as amended on Form 8-K/A dated February 17, 1998), February 10, 1998 (as amended on May 15, 1998) and May 21, 1998, as each may have been amended.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Edward A. Christensen, Culligan Water Technologies, Inc., One Culligan Parkway, Northbrook, Illinois 60062 (telephone (847) 205-6000).

                                  GENERAL

            The Company is a leading manufacturer and distributor of water purification and treatment products for household and consumer, and commercial and industrial applications. Products and services offered by the Company range from those designed to solve common residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultrafiltration and microfiltration products. Culligan also offers desalination systems and portable deionization services, designed for commercial and industrial applications. In addition, Culligan sells and licenses its dealer network to sell bottled water.

            The Company has been an active participant in the water purification and treatment industry since 1936, and its Culligan(R), Everpure(R) and Bruner(R) brands are among the most recognized in the industry. The Company's products are sold and serviced in over 90 countries through a worldwide network of over 1,400 sales and service centers. Supporting this distribution network, the Company maintains manufacturing facilities in the United States, Italy, Spain and Canada. During the last 15 years, the Company's residential water treatment systems have been installed in over 3 million households in the United States, representing the largest installed base in the country. In addition, over 1.5 million of the Company's commercial, industrial, municipal and desalination systems have been installed worldwide. The Company's customer base includes such well known names as McDonald's(R), Coca-Cola(R), Pepsi-Cola(R), Starbucks(R), 7-Eleven(R), Navistar, Owens-Corning, Eli Lilly, Carnival Cruise Lines, Ingersoll-Rand and Union Carbide.

            The principal executive offices of the Company are located at One Culligan Parkway, Northbrook, Illinois 60062, and the Company's telephone number is (847) 205-6000.

            Prospective purchasers should carefully consider the risks of investing in the Common Stock. Prospective purchasers of the Common Stock are referred to the Company's Registration Statement on Form S-3 (File No. 333-12069) incorporated by reference into this Prospectus, which contains a description of the risks of investing in the Common Stock.

                              USE OF PROCEEDS

            All of the shares of Common Stock are being offered by the Selling Stockholders. The Company will not receive any proceeds from sales of Common Stock by the Selling Stockholders.

                            SELLING STOCKHOLDERS

            The shares of Common Stock being offered by the Selling Stockholders were acquired pursuant to the Exchange Agreement, dated as of January 1, 1998, among the Company and Paul Van Camp, Bruce Van Camp and Paul Jansen in connection with the acquisition by the Company of all of the capital stock of, or other ownership interests in, Southern Ohio Water Treatment Systems, Inc.--Middletown, Southern Ohio Water Treatment Systems, Inc.--Springfield, Southern Ohio Water Treatment Systems, Inc.--Zanesville, Culligan Water Conditioning of Cleveland, Inc., 224 V.C. Inc., Southern Ohio Water Treatment Systems, Inc, Central Ohio Water Treatment Systems, Inc, a sole proprietorship doing business as Culligan Water Conditioning of Lancaster, OH and a partnership doing business as Culligan Water Conditioning of Richmond, IN and the real property and improvements thereon used in the businesses located in Middletown, OH (the "Van Camp Agreement"), the Agreement and Plan of Merger, dated as of January 9, 1998, in connection with the merger of a subsidiary of the Company with and into Winokur Water Conditioning, Inc. and the real property and improvements thereon used in the businesses located in Bethel, Connecticut, South Windsor, Connecticut, and West Warwick, Rhode Island by Richard M. Winokur, Trustee of the Winokur Water Trust (the "Winokur Agreement"), and the Stock Purchase Agreement, dated as of March 24, 1998, in connection with the acquisition by a subsidiary of the Company of the stock of Colorado Water Technologies, Inc., a Colorado corporation, doing business as Mile Hi Culligan (the "Marotta Agreement" and together with the Van Camp Agreement and the Winokur Agreement, the "Agreements").

            The Company entered into Registration Agreements, dated as of even date with the respective Agreements with the Selling Stockholders (the "Registration Agreements"), in connection with the acquisitions pursuant to the Agreements.

            The following table sets forth information with respect to the Selling Stockholders and the respective number of shares of Common Stock beneficially owned by each Selling Stockholder, all of which are offered pursuant to this Prospectus.

                                                Number of
                                                Shares of
                                                Common Stock
      Name and Address                          Owned
      ----------------                          ------------
      Paul Van Camp                                355,501*
      1161 Sycamore Drive
      Lancaster, OH 43130

      Bruce Van Camp                                16,813*
      365 Chadwick Court
      Lebanon, OH 43036

      Paul Jansen                                    7,696*
      901 McBurney
      Lebanon, OH 43036

      Richard M. Winokur                           105,506*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Theodore D. Winokur                           35,038*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Jean Marie Winokur                             3,647*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Theodore D. Winokur, Trustee of the
        Sarah Winokur Trust                          1,824*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Theodore D. Winokur, Trustee of the
        Justin Winokur Trust                         1,824*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      James H. Winokur                              35,038*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Meaghan Winokur                                3,647*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      James H. Winokur, Trustee of the
        Laine Winokur Trust                          1,824*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      James H. Winokur, Trustee of the
        Alicia Winokur Trust
      Jean Marie Winokur                             3,647*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Richard M. Winokur, Trustee of the
        Winokur Water Trust                         19,983*
      Winokur Water Conditioning, Inc.
      P.O. Box 426
      Bethel, CT

      Paul Marotta                                  97,474*
      9526 S. Harford Ct.
      Highlands Ranch, CO  80126

--------------------
* In each case represents less than 1% of the total outstanding shares of common stock.


                            PLAN OF DISTRIBUTION

            The Selling Stockholders may sell the Common Stock being offered hereby directly to other purchasers, or to or through dealers or agents. To the extent required, a Prospectus Supplement with respect to the Common Stock will set forth the terms of the offering of the Common Stock, including the name(s) of any dealers or agents, the number of shares of Common Stock to be sold, the price of the offered Common Stock, any underwriting discounts or other items constituting underwriters' compensation.

            The Common Stock offered hereby may be sold from time to time directly by the Selling Stockholders or, alternatively, through broker-dealers or agents. Such Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Common Stock offered hereby or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Stock offered hereby short and deliver such Common Stock to close out such short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell such securities. The Common Stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

            The Selling Stockholders and any such brokers, dealers or agents, may be deemed "underwriters" as that term is defined by the Securities Act.

            If a dealer is utilized in the sale of any Common Stock in respect of which this Prospectus is delivered, the Selling Stockholders may sell such Common Stock to the dealer, as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

            In connection with the sale of Common Stock offered hereby, dealers or agents may receive compensation from the Selling Stockholders or from purchasers of such Common Stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents, and dealers participating in the distribution of the Common Stock may be deemed to be underwriters, and any such compensation received by them and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

            Pursuant to the Registration Agreements, the Company has agreed to pay all costs and expenses associated with the registration of the Shares under the Securities Act. In addition, the Selling Stockholders may be entitled to indemnification against certain liabilities pursuant to the Agreement.

                               LEGAL MATTERS

            Certain legal matters with respect to the Common Stock will be passed upon for the Company by Edward A. Christensen, Esq., Vice President, General Counsel and Secretary of the Company.

                                  EXPERTS

            The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 1998 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

            The aggregated financial statements of Protean plc as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Audit plc, independent chartered accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            The combined financial statements of The Water Filtration Business (a wholly-owned business of Ametek) at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.




                     CULLIGAN WATER TECHNOLOGIES, INC.


                       687,639 SHARES OF COMMON STOCK


                                ------------

                                 PROSPECTUS

                                ------------



                                May 28, 1998